                                                                      Exhibit 99

                       [Letterhead of AMETEK appears here]

Contact: William F. Cleary (610) 889-5249; James P. McKinley (610) 889-5271

          AMETEK BOARD AUTHORIZES NEW $50 MILLION STOCK REPURCHASE PLAN

Paoli, PA, September 22, 1998 -- AMETEK Inc. (NYSE: AME) today announced that, consistent with its priority to enhance shareholder value, its Board of Directors has authorized a new program to repurchase over time up to $50 million aggregate amount of AMETEK common shares. This authorization cancels an earlier $50 million share repurchase program approved by the Board in June 1996, of which approximately $27 million remained available.

Walter E. Blankley, chairman and chief executive officer said, "During the third quarter, as of September 21, 1998, we have repurchased approximately 556,000 AMETEK shares. In addition, during the first half of 1998, the Company repurchased 333,000 shares.

"AMETEK's board and management are focused on enhancing shareholder value which involves achieving the highest long term return on the Company's most outstanding financial attribute - its cash flow. Our menu of options for the Company's cash flow consists of investment in our Four Growth Strategies, debt reduction and share repurchases. Since our first share repurchase authorization in 1993, AMETEK has acquired 13.3 million shares, or about 31% of our then outstanding common stock," concluded Mr. Blankley.

CORPORATE PROFILE

o AMETEK IS A LEADING GLOBAL MANUFACTURER OF ELECTRIC MOTORS AND ELECTRONIC INSTRUMENTS. SALES ARE EXPECTED TO APPROACH $1 BILLION IN 1998.

o     AMETEK'S CORPORATE GROWTH PLAN IS BASED ON FOUR KEY STRATEGIES:
      OPERATIONAL EXCELLENCE, NEW PRODUCTS, GLOBAL & MARKET EXPANSION, AND STRATEGIC ACQUISITIONS & JOINT VENTURES.

o ITS OBJECTIVE IS DOUBLE-DIGIT PERCENTAGE GROWTH IN EARNINGS PER SHARE FROM CONTINUING OPERATIONS AND A SUPERIOR RETURN ON TOTAL CAPITAL.

o THE COMMON STOCK OF AMETEK IS A COMPONENT OF THE S & P MID CAP 400 INDEX AND THE RUSSELL 2000 GROWTH INDEX.


FORWARD-LOOKING INFORMATION

Statements in this news release that are not historical may be considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.


                                       4